Exhibit 10.1

CHIPOTLE MEXICAN GRILL, INC.
RESTRICTED STOCK UNIT AGREEMENT

Name of Participant:

No. of RSUs:

Grant Date:

Vesting Dates:	2nd Anniversary of Grant Date
3rd Anniversary of Grant Date

This Restricted Stock Unit Agreement, including Appendix A attached hereto (this  “Agreement”), dated as of the Grant Date stated above, is delivered by Chipotle Mexican Grill, Inc., a Delaware corporation (the “Company”), to the Participant named above (the “Participant” or “you”).

Recitals

WHEREAS, the Company is awarding you restricted stock units (“RSUs”) representing the right to receive shares of Common Stock of the Company (the “Shares”) on the terms and conditions provided below and pursuant to the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan (the “Plan”).  This Agreement and the RSUs granted hereunder are expressly subject to all of the terms, definitions and provisions of the Plan.  Except as expressly indicated herein, defined terms used in this Agreement have the meanings set forth in the Plan.

WHEREAS, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) has approved this award of RSUs (the “Award”).

Agreement

NOW, THEREFORE, the parties hereby agree as follows:

1.Grant of Award.  The Company hereby grants to you the Award with respect to the number of RSUs set forth above, pursuant to which you shall be eligible to receive a number of equivalent Shares, subject to your fulfillment of the vesting and other conditions set forth in this Agreement.  The Award may only be settled in Shares.

2.Vesting.

(a)Regular Vesting. Except as otherwise provided in the Plan or in this Section 2, your RSUs will vest 50% on the 2nd anniversary of the Grant Date and the remaining 50% on the 3rd anniversary of the Grant Date, subject to your continued employment or service with the Company through the applicable vesting date. The period of time prior to the full vesting of the Award shall be referred to herein as the “Vesting Period.”

(b)Termination of Employment.

(i)Unless otherwise determined by the Committee, or except as provided in an agreement between you and the Company, in the event of your death, termination by the Company due to Disability or Retirement (each as defined below) prior to the expiration of the Vesting Period, you shall vest in the RSUs as follows:

(A)In the event of your Retirement prior to the one-year anniversary of the Grant Date, you shall continue to vest in a pro rata portion of the RSUs for the remainder of the Vesting Period.  The pro rata portion shall be determined by multiplying the total number of RSUs subject to this Award, without proration, by a fraction, the numerator of which is the number of days from the Grant Date through your Retirement, and the denominator of which is 365.

(B)In the event of your Retirement on or after the one-year anniversary of the Grant Date,  you shall continue to vest in the RSUs, without proration, for the remainder of the Vesting Period.

 (C)In the event of your death or termination by the Company due to Disability, the total number of RSUs subject to this Award, without proration, shall become vested on the date of your death or termination by the Company due to Disability.

For purposes of this Agreement: “Disability” means your medically-diagnosed, permanent physical or mental inability to perform your duties as an employee of the Company; “Retirement” means that you have a combined Age and Years of Service (each as defined below) of at least 70 and you have done all of the following (w) given the Company at least six (6) months prior written notice of your Retirement; (x) signed and delivered to the Company an agreement providing for such restrictive covenants, as may be determined from time to time by the Committee, based on individual facts and circumstances, to be reasonably necessary to protect the Company’s interests, with such restrictive covenants continuing for a period of two (2) years after such Retirement (or, indefinitely, in the case of confidentiality and similar restrictive covenants), (y) signed and delivered to the Company, within 21 days of the date of your employment termination (or such later time as required under applicable law) a general release agreement of claims against the Company and its affiliates in a form reasonably acceptable to the Company, which is not later revoked, and (z) voluntarily terminated your employment with the Company.  The term “Age” means (as of a particular date of determination), your age on that date in whole years and any fractions thereof; and “Years of Service” means the number of years and fractions thereof during the period beginning on your most recent commencement of employment with the Company and ending on the date your employment with the Company terminated.  Your refusal to fulfill any of the conditions set forth in (w), (x), (y) or (z) above, your breach of any agreement entered into pursuant to (x) or (y) above, or if, after your Retirement, facts and circumstances are discovered that would have justified your termination for Cause (as defined below) if you were still employed by the Company, shall constitute a waiver by you of the benefits attributable to Retirement under this Agreement.

(ii)The RSUs will automatically and immediately vest in full if (A) you experience a Qualifying Termination or (B) upon a Change in Control if this Award is not assumed or continued by the surviving or acquiring corporation in such Change in Control (as determined by the Board or Committee, with appropriate adjustments to the number and kind of shares, in each case, that preserve the value of the Award and other material terms and conditions of this Award as in effect immediately prior to the Change in Control).

For purposes of this Agreement and notwithstanding anything in the Plan to the contrary for purposes of determining whether a Qualifying Termination has occurred during the two-year period following a Change in Control:  (A) “Cause” means, unless otherwise provided in an effective employment agreement or other written agreement with respect to the termination of your employment with the Company, the termination of your employment with the Company on account of: (u) your failure to substantially perform your duties (other than as a result of physical or mental illness or injury); (w) your willful misconduct or gross negligence which is materially injurious to the Company or results in reputational harm to the Company; (x) a breach by you of your fiduciary duty or duty of loyalty to the Company; (y) your commission of any felony or other serious crime involving moral turpitude; or (z) your material violation of Company policies or agreements between you and the Company and (B) “Good Reason” means, unless otherwise provided in an effective employment agreement or other written agreement with respect to the termination of your employment with the Company, the termination of your employment with the Company on account of: (x) a material diminution your duties and responsibilities other than a change in your duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (y) a material decrease in your base salary or bonus opportunity other than a decrease in bonus opportunity that applies to all employees of the Company otherwise eligible to participate in the applicable bonus plan, or (z) a relocation of your primary work location more than 30 miles from your work location on the Grant Date, without your prior written consent; provided that, within thirty days following the occurrence of any of the Good Reason events set forth herein, you shall have delivered written notice to the Company of your intention to terminate your employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to your right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(c)Forfeiture of Unvested RSUs.  Unless otherwise determined by the Committee, or except as provided in an agreement between you and the Company, if your employment terminates prior to the expiration of the Vesting Period for any reason other than termination by the Company due to Disability, death, Retirement, or a Qualifying Termination, any unvested RSUs will be forfeited and canceled as of the date of such employment termination.

3.Distribution Upon Vesting.      Subject to Section 18, as soon as practicable (but no later than sixty  (60) days) after the vesting of the RSUs, the Company shall issue or deliver, subject to the conditions of this Agreement, the Shares for the vested RSUs to you; provided, however, that (i) in the event of vesting of the Award in connection with a Retirement, then

Shares shall be distributed to you in accordance with the regular vesting schedule set forth in Section 2(a), (ii) in the event the Award constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code) because you would satisfy the Age and Service requirements for Retirement during the Vesting Period or otherwise and the vesting of the Award is in connection with a termination by the Company due to Disability or a Qualifying Termination following a Change in Control that does not constitute a “change in control event” (within the meaning of Section 409A of the Code), then the Shares shall be distributed to you in accordance with the regular vesting schedule set forth in Section 2(a) to the extent required to comply with Section 409A and (iii) in the event of a Change in Control in which Award is not effectively assumed pursuant to Section 2(b)(ii) and such Change in Control is not a “change in control event” (within the meaning of Section 409A of the Code) or settlement upon such Change in Control would otherwise be prohibited under Section 409A of the Code,  then the Shares shall be distributed to you in accordance with the regular vesting schedule set forth in Section 2(a) to the extent required to comply with Section 409A of the Code or, if earlier, upon your death or termination of employment if permitted under Section 409A of the Code.  Such issuance or delivery of Shares shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance or delivery, except as otherwise provided in Section 6.  Prior to the issuance to you of the Shares subject to the Award, you shall have no direct or secured claim in any specific assets of the Company or in such Shares, and will have the status of a general unsecured creditor of the Company.

4.No Shareholder Rights.  Neither you nor any person claiming under or through you shall have rights as a holder of Shares (e.g., you have no right to vote or receive dividends) with respect to the RSUs granted hereunder unless and until such RSUs have been settled in Shares that have been registered in your name as owner. You shall have no beneficial interest or ownership in the vested Shares until the issue or delivery of those vested Shares to you.

5.Dividend Equivalents. During the Vesting Period, you shall accumulate dividend equivalents with respect to the RSUs, which dividend equivalents shall be paid in cash (without interest) to you only if and when the applicable RSUs vest and become payable. Dividend equivalents shall equal the dividends, if any, actually paid with respect to Shares during the Vesting Period while (and to the extent) the RSUs remain outstanding and unpaid. In the event you forfeit the RSUs, you also shall immediately forfeit any dividend equivalents held by the Company that are attributable to the Shares underlying such forfeited RSUs.

6.Tax Withholding.  As a condition precedent to the issuance of Shares following the vesting of the Shares, you shall, upon request by the Company, pay to the Company such amount as the Company determines is required, under all applicable federal, state, local or other laws or regulations, to be withheld and paid over as income or other withholding taxes (the “Required Tax Payments”) with respect to such vesting of the Shares.  If you shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to you.  Notwithstanding the foregoing, your obligation to advance the Required Tax Payments shall be satisfied by the Company withholding whole Shares that would otherwise be delivered to you upon vesting of the Shares having an aggregate fair market value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; however, if you submit a written request to the Company at least ten (10) days in advance of the Vesting Date, the Company may agree, in its discretion, to permit you to satisfy your obligation to advance the Required Tax Payments by a check or cash payment to the Company.  Shares shall be withheld based on the applicable statutory minimum tax rate; however, if you submit a written request to the Company at least ten (10) days in advance of the Vesting Date, the Company (or, in the case of an individual subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Committee) may agree, in its discretion, to withhold shares based on a higher tax rate permitted by applicable withholding rules and accounting rules without resulting in variable accounting treatment.    No Share or certificate representing a Share shall be issued or delivered until the Required Tax Payments have been satisfied in full.

7.Tax Indemnification.  Notwithstanding the provisions of Section 6 above, you agree to indemnify the Company and each  affiliate, and hold the Company and each affiliate harmless against and from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the Award,  vesting of the Award and/or the delivery of the Shares pursuant to this Agreement.

8.Repayment; Right of Set-Off.   You agree and acknowledge that this Agreement is subject the Company’s Executive Compensation Recoupment Policy and any other “clawback,” recoupment or set-off policies in effect on the Grant Date or that the Committee thereafter may adopt. If the Company determines, in its sole discretion, that you have engaged in misconduct that constitutes “Cause” as defined in the Plan, you agree that any unvested portion of the Award  shall be immediately forfeited as of the date the Company determines that you engaged in such misconduct. The foregoing shall not be the Company’s exclusive remedies, which may also include injunctive relief and damages, as applicable. In addition, you agree that in the event the Company, in its reasonable judgment, determines that you owe the Company any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to the Company pursuant to the Company’s policies with respect to travel and business expenses, and if you have not satisfied such obligation, then the Company may instruct the plan administrator to withhold and/or sell Shares acquired by you upon settlement of the Award, or the Company may deduct funds equal to the amount of such obligation from other funds due to you from the Company.

9.Adjustment of RSUs.  The number of RSUs subject to this Award will automatically be adjusted in accordance with Section 9 of the Plan to prevent accretion, or to protect against dilution, in the event of a change to the Common Stock resulting from a recapitalization, stock split, consolidation, spin-off, reorganization, or liquidation or other similar transactions.

10.Non-Transferability of Award.  Unless the Committee specifically determines otherwise, the RSUs may not be transferred by you other than by will or the laws of descent and distribution.  Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process.  Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.

11.No Right to Continued Employment or Service.  The granting of the Award shall not be construed as granting to you any right to continue your employment or service with the Company.

12.Amendment of this Award.  This Award or the terms of this Agreement may be amended by the Board or the Committee at any time (a) if the Board or the Committee determines, in its reasonable discretion, that amendment is necessary or appropriate to conform the Award to, or otherwise satisfy, any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without your approval or consent to the extent permitted by applicable law; provided that, such amendment shall not materially and adversely affect your rights hereunder; or (b) with your consent.

13.Electronic Delivery and Acceptance.  You hereby consent and agree to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. You also hereby consent to any and all procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan), and agree your electronic signature is the same as, and shall have the same force and effect as, your manual signature. You consent and agree that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.

14.Governing Plan Document.  The Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of the Award or this Agreement and those of the Plan, the provisions of the Plan shall control.

15.Governing Law. The validity, construction, interpretation and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware, without giving effect to conflict of law rules or principles.

16.Entire Agreement.  This Agreement and the Plan constitute the entire understanding and agreement between the Company and the Participant with respect to the subject matter contained herein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Company and the Participant with respect to such subject matter other than those as set forth or provided for herein.

17.No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

18.Saving Clause.  If any provision of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

19.  Compliance with Section 409A of the Code.  This Award is intended to be exempt from or comply with Section 409A of the Code, and shall be interpreted and construed accordingly, and each payment hereunder shall be considered a separate payment.  To the extent this Agreement provides for the Award to become vested and be settled upon the Holder’s termination of employment, the applicable shares of Stock shall be transferred to you or your beneficiary upon your “separation from service,” within the meaning of Section 409A of the Code; provided that if you are a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to you or your beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of your death.

20.Local Law Requirements.  Appendix A forms part of the Agreement and contains additional terms and conditions that will apply to you if you reside outside of the United States, are a citizen of a jurisdiction other than the United States or are otherwise subject to tax in jurisdiction outside the United States.

CHIPOTLE MEXICAN GRILL, INC.

By:/s/ Tawanda Starms

Vice President, RSC People Experience and Chief Diversity, Equity & Inclusion Officer

Appendix A to 2023 Restricted Stock Unit Agreement

Country-Specific Addenda

1.This Addendum includes additional country-specific notices, disclaimers, and/or terms and conditions that apply to individuals who are working or residing in the countries listed below and that may be material to your participation in the Plan. However, because foreign exchange regulations and other local laws are subject to frequent change, you are advised to seek advice from his or her own personal legal and tax advisor prior to accepting an Award.

2.If you are a citizen or resident of a country, or otherwise subject to tax in another country other than the one in which you are currently working and/or residing, transfers to another country after the date of grant of the Award, or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to you.

3.The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your acceptance of the Award or participation in the Plan.

4.Unless otherwise noted below, capitalized terms shall have the same meaning assigned to them under the Plan and this Agreement. This Addendum forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.

Canada

1.Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in Canada; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

2.Use of Information. For the purposes of managing and administering the arrangements under this Agreement, the Company may share basic information such as information concerning your eligibility, grants, settlement or vesting in accordance with this Agreement with and between affiliates. The Company may also share this information with service providers that may assist in administering the arrangements under this Agreement, as well as with relevant government authorities.

France

1.Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in France; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

2.Language Consent. By accepting the Plan, you confirm that you have read and understood the documents relating to this grant (the Plan and any agreement, including this Addendum) which were provided in English language. You accept the terms of those documents accordingly.

United Kingdom

1.Application. This Addendum shall apply to you if (a) you are employed in, resident in, a citizen of, or otherwise subject to tax in the United Kingdom; or (b) in circumstances where the Company, in exercising its discretion in accordance with paragraph 2 of the Country-Specific Addendum, determines this Addendum shall apply to you.

2.Recovery of Tax. In the event that you have failed to make arrangements under Section 6 of this Agreement for the amount so indemnified under Section 7 of this Agreement, you shall pay to the Company or subsidiary, as relevant, (or such other affiliate, as the case may be) the balance of any Required Tax Payments then due in cash promptly on written demand and in any event within 60 days from the date on which any relevant amount indemnified under Section 7 of this Agreement is due to be accounted for to the applicable tax authority, failing which you shall also be liable to account to the Company or any subsidiary for any additional liability that may arise to the Company or such other affiliate as a result of the operation of Section 222 of ITEPA.